Exhibit 99
For Release: Aug. 24, 2007

 BURGER KING REPORTS STRONG FOURTH QUARTER AND RECORD FISCAL YEAR
 REVENUES AND NET INCOME DRIVEN BY ROBUST WORLDWIDE COMPARABLE SALES

Fourth quarter highlights:

•	14th consecutive quarter of worldwide positive comparable sales; 4.4 percent
•	13th consecutive quarter of United States and Canada positive comparable sales; 4.8 percent
•	Worldwide revenues of $590 million; up 11 percent
•	Adjusted earnings per share of $0.29; up 61 percent

Fiscal year highlights:

•	Record worldwide revenues of $2.234 billion; up 9 percent
•	Record worldwide average restaurant sales of $1.193 million; up 6 percent
•	Adjusted earnings per share of $1.11; up 31 percent
•	Worldwide revenues, adjusted EBITDA and adjusted net income met or exceeded company’s annual growth targets

( In millions, except per share data)
	Three Months Ended June 30,			Twelve Months Ended June 30,
	2007	2006	% Increase/ (Decrease)	2007	2006	% Increase/ (Decrease)
Revenues	$590	$533	11%	$2,234	$2,048	9%

Net income (loss)	$36	$(10)	NM	$148	$27	448%

Adjusted net income	$40	$25	60%	$152	$115	32%

Diluted earnings (loss) per share, as reported	$0.26	$(0.08)	NM	$1.08	$0.24	350%

Items affecting comparability (see section below)	$0.03	$0.26	NM	$0.03	$0.61	NM

Diluted earnings per share, as adjusted	$0.29	$0.18	61%	$1.11	$0.85	31%

Weighted average diluted shares	137.6	120.4		136.8	114.7

Adjusted shares outstanding - diluted (1)	137.6	135.5		136.8	135.5

NM means not meaningful

(1) Adjusted shares outstanding for the three and twelve months ended June 30, 2006 reflect weighted average shares at the time of the company's initial public offering in May 2006 of 135.5 shares.

Burger King Holdings Inc. delivered robust results for the fourth quarter of 2007 and a record 2007 fiscal year, driven by significant improvement across key business drivers - marketing, products, development and operations. Revenues, net income and earnings per share improved substantially over the prior periods.

The company posted strong revenues for the fourth quarter of $590 million – an increase of 11 percent compared to the same quarter last year. For the fiscal year, the company reported record revenues of $2.234 billion – an increase of 9 percent compared to the prior year. Revenues for the quarter and the full year were driven by positive comparable sales in all reporting business segments and significant worldwide net restaurant growth.

Worldwide comparable sales were up 4.4 percent for the quarter and 3.4 percent for the fiscal year, the 14th consecutive quarter of positive worldwide comparable sales growth. In the United States and Canada, comparable sales were up 4.8 percent for the quarter and 3.6 percent for the year, the 13th consecutive quarter of positive comparable sales growth.

“In the United States and Canada, fourth quarter sales were positively influenced by our breakfast and late-night dayparts which are growing at a faster pace than overall sales. Featured menu offerings and their related promotional campaigns, including the BK™ Chicken Fries tie-in with SpongeBob SquarePants™ and the Western WHOPPER® sandwich promotion, also helped us deliver better than forecasted results,” said CEO John Chidsey.

“We are also pleased by the much improved quarterly and yearly increase in comparable sales in the Europe, Middle East, Africa and Asia Pacific segment (EMEA/APAC),” Chidsey said. “The momentum from the continued focus in the U.K. on fresh, high quality offerings, such as the Aberdeen Angus burger, and ongoing operational improvements drove improved comparable sales results in EMEA/APAC. Additionally, our global Spider-Man™ 3 promotion fueled comparable sales throughout all of our business segments.”

Company restaurant margin in the United States and Canada increased by 30 basis points in the fourth quarter and by 120 basis points for the year. Despite current industry-wide pressures on commodity and labor costs, the company improved its margins through higher comparable sales and sales of higher margin premium products.

Net income for the quarter increased to $36 million from a loss of $10 million during the same period last year. Adjusted net income for the quarter rose 60 percent to $40 million from $25 million during the same period last year. For the year, net income increased to $148 million compared to $27 million for fiscal 2006. Adjusted net income for the year rose 32 percent to $152 million from $115 million for fiscal 2006. Adjusted net income for the quarter and fiscal 2007 excludes the previously announced $7 million in pre-tax costs related to the termination of the company’s lease for a new headquarters facility which the company had proposed to build in Coral Gables, FL. Adjusted net income for the fourth quarter last year excluded $50 million in pre-tax costs primarily due to a $30 million management termination fee related to the company’s initial public offering in May 2006 and costs associated with its European and Asian business realignment. Adjusted net income for fiscal 2006 excluded $112 million in pre-tax costs primarily due to the $50 million in costs described above and to the $34 million compensatory make-whole payment and losses recognized on the early extinguishment of debt.

For the quarter, earnings per share increased to $0.26 from a loss of $0.08 during the same period last year. Adjusted earnings per share rose 61 percent to $0.29 per share from $0.18 during the same period last year.  For the year, earnings per share increased to $1.08 compared to $0.24 for the prior year. Adjusted earnings per share rose 31 percent to $1.11 from $0.85 for fiscal 2006.

Uses of Cash

During the fourth quarter, the company declared and paid its second quarterly cash dividend of $0.0625 per share, and its board of directors approved a $100 million share repurchase program. “We are pleased that our very strong and consistent cash flow gives us the opportunity to return value to our shareholders after little more than one year as a public company,” said Ben Wells, chief financial officer. “As we move into fiscal 2008, we will also use our cash flow from operations to invest in our company restaurant portfolio by building and remodeling more restaurants this year compared to the past several years. This initiative is expected to provide significant returns, increasing profitability and enhancing shareholder value.”

During fiscal 2007, the company also paid down $125 million in debt. Subsequent to year-end, an additional $25 million in debt was retired on July 31, 2007.

“Given the current debt market environment and excess cash on hand, we determined that paying down debt to lower interest expense best aligned with our strategic plan,” Wells concluded.

Average Restaurant Sales

Worldwide average restaurant sales (ARS) increased by 8 percent, to $311,000 during the fourth quarter of fiscal 2007, as compared to $289,000 in the same quarter last year. For the year, the system reached a record high ARS of $1.193 million, a 6 percent increase compared to the prior year ARS of $1.126 million.

Chidsey said: “I am excited to announce that company restaurants on a worldwide basis have reached an ARS of $1.3 million for the first time.  With our highly leveraged fixed cost model, we forecast that every $100,000 increase in current U.S. system ARS could drive a $55 million increase in EBITDA.

We have recently announced our new ARS goal in the United States of $1.5 million that we believe can be achieved through our many growth opportunities. We are now open longer hours in the U.S., and we are attaining all-time high levels of operational excellence. The last 50 freestanding restaurants opened in the U.S. and that have operated for at least twelve months are delivering ARS of 26 percent above the U.S. system average and remodeled restaurants are realizing significant sales lifts. And in the United States, we are experiencing the best traffic performance in ten years, driven by creative advertising featuring our value menu and premium products."

Future Growth

The company continued its expansion of new restaurants globally. In fiscal 2007, the company reported significantly improved worldwide openings and net restaurant growth.

“In fiscal 2007, we opened 441 new restaurants, a 26 percent increase over the prior year.” Chidsey said. “This year, we built the foundation for future restaurant growth worldwide. In fact, our restaurant pipeline in fiscal 2008 is the strongest it has been in recent years. During this year, we expect to have more BURGER KING® restaurants operating than ever before in the brand’s history.”

Chidsey added: “We expect to see rapid development in the coming years in all of our international segments. In the United States, franchisees are energized about the brand and poised to continue unit expansion.”

The company increased its net restaurant count by 154 restaurants in fiscal 2007, six times higher than the prior year’s 25 net restaurant addition. The lower-than-forecast number is due to delayed openings, primarily the result of permitting issues in Germany and the Middle East, and early closures of distressed U.K. restaurants.

In fiscal 2007, the company met or exceeded its revenue, adjusted EBITDA, and adjusted net income goals:

•	Grew revenues by 9 percent (target was 6-7 percent)
•	Grew adjusted EBITDA by 12 percent (target was 10-12 percent)
•	Increased adjusted net income by 32 percent (target was 20%+)

“Fourth quarter fiscal 2007 comparable sales were the strongest of the year and the momentum continues into the first quarter of fiscal 2008,” Chidsey said.  “Sales continue on a positive trend led by our marketing efforts including our TRANSFORMERS™ kids’ promotion and July’s Ultimate DOUBLE WHOPPER® promotional tie-in with the blockbuster hit THE SIMPSONS™ MOVIE. Our NFL sponsorship launches in September and throughout the quarter we will continue to promote our late-night hours.”

Chidsey concluded: “For fiscal 2008, we expect to perform at the top of our industry. Our strategies remain the same; We plan to successfully execute against our multi-faceted growth opportunities by focusing on operational excellence, and by sustaining our reputation as a socially relevant brand with provocative marketing and product innovation.”

About Burger King Holdings Inc.

The BURGER KING® system operates more than 11,200 restaurants in all 50 states and 69 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of which are family-owned operations that have been in business for decades. To learn more about Burger King Holdings Inc., please visit the company's Web site at www.bk.com.

Related Communications

Burger King Holdings Inc. (NYSE:BKC) will hold its fourth quarter earnings call for fiscal year 2007 on Friday, August 24, at 10 a.m. (EDT). The company plans to discuss its guidance for fiscal 2008 during the earnings call. This call is being Webcast and may be accessed at Burger King's Web site at www.bk.com through the Investor Relations link.

The Webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors may listen to the call at www.fulldisclosure.com. Institutional investors may access the call via Thomson's password-protected event management site at www.streetevents.com.

U.S. participants may also access the earnings call by dialing 888-679-8034; participants outside the United States may access the call by dialing 617-213-4847. The participant passcode is 15648046. The call will be available for replay by dialing 888-286-8010 within the United States or 617-801-6888 from outside the United States. The audio replay passcode is 80747670. The audio replay will be available through September 30, 2007.

CONTACT: Burger King Holdings, Inc., Miami
Media Contact:
BKC Media Relations
Keva Silversmith, 305-378-3797
ksilversmith@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com

FORWARD-LOOKING STATEMENTS

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward looking statements include statements regarding the Company’s ability to achieve fewer closures and higher overall profitability in the future; management's expectations regarding continued improvement of ARS and traffic in the United States; management's beliefs regarding the Company's ability to capitalize on its strong free cash flow position to return value to the Company’s shareholders, build and remodel restaurants in the United States, expand its international presence and evaluate other initiatives that will add to shareholder value; the Company’s ability to drive increases in EBITDA through its highly leveraged fixed cost model; the Company’s expectations regarding the pace of international development and unit expansion in the U.S.; the Company’s expectations regarding its ability to continue to perform at the top of its industry and achieve its financial guidance in fiscal 2008; the Company’s expectations regarding its development pipeline in fiscal 2008 and its ability to achieve the highest restaurant count in its history during fiscal 2008; the Company’s expectations regarding comparable sales, and other expectations regarding the Company’s future financial and operational results. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

•	Our ability to compete domestically and internationally in an intensely competitive industry;

•	Our ability to successfully implement our international growth strategy;

•	Risks related to our international operations;

•	Our continued relationship with, and the success of, our franchisees;

•	Our continued ability, and the ability of our franchisees, to obtain suitable locations and financing for new restaurant development;

•	Increases in our operating costs, including food and paper products, energy costs and labor costs;

•	Risks related to the loss of any of our major distributors, particularly in those international markets where we have a single distributor, and interruptions in the supply of necessary products to us;

•	Changes in consumer preferences and consumer discretionary spending;

•	The effectiveness of our marketing and advertising programs and franchisee support of these programs;

•
Risks relating to franchisee financial distress, including the financial difficulties currently experienced by certain franchisees in the United Kingdom which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties and rents and increased exposure to third parties;

•	Risks related to the renewal of franchise agreements by our franchisees;

•	Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

•	Our ability to retain or replace executive officers and key members of management with qualified personnel;

•	Our ability to utilize foreign tax credits to offset our U.S. income taxes due to continuing or increasing losses in the U.K. and other factors;

•	Our inability to realize our expected tax benefits from the realignment of our European and Asian businesses;

•	Fluctuations in international currency exchange and interest rates;

•	Changes in demographic patterns of current restaurant locations;

•	Our ability to adequately protect our intellectual property;

•	Adverse legal judgments, settlements or pressure tactics; and

•	Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars and shares in millions except for per share data)
			Increase / (Decrease)
Three Months Ended June 30,	2007	2006	$	%
Revenues:
Company restaurant revenues	$433	$394	$39	10%
Franchise revenues	126	111	15	14%
Property revenues	31	28	3	11%
Total revenues	590	533	57	11%

Company restaurant expenses	369	335	34	10%
Selling, general and administrative expenses	128	135	(7)	(5)%
Property expenses	16	15	1	7%
Fees paid to affiliates	-	31	(31)	NM
Other operating (income) expense, net	5	3	2	67%
Total operating costs and expenses	518	519	(1)	-%
Income from operations	72	14	58	414%

Interest expense	17	22	(5)	(23)%
Interest income	(1)	(3)	2	(67)%
Interest expense, net	16	19	(3)	(16)%
Loss on early extinguishment of debt	-	4	(4)	NM
Income (loss) before income taxes	56	(9)	65	NM
Income tax expense	20	1	19	NM
Net income (loss)	$36	$(10)	$46	NM

Earnings (loss) per share - basic (1)	$0.26	$(0.08)	$0.34	NM
Earnings (loss) per share - diluted (1)	$0.26	$(0.08)	$0.34	NM

Weighted average shares - basic	135.0	120.4
Weighted average shares - diluted	137.6	120.4

(1) Earnings (loss) per share is calculated using whole dollars and shares.
NM - Not meaningful

			Increase / (Decrease)
Twelve Months Ended June 30,	2007	2006	$	%
Revenues:
Company restaurant revenues	$1,658	$1,516	$142	9%
Franchise revenues	460	420	40	10%
Property revenues	116	112	4	4%
Total revenues	2,234	2,048	186	9%

Company restaurant expenses	1,409	1,296	113	9%
Selling, general and administrative expenses	474	488	(14)	(3)%
Property expenses	61	57	4	7%
Fees paid to affiliates	-	39	(39)	NM
Other operating (income) expense, net	(1)	(2)	1	(50)%
Total operating costs and expenses	1,943	1,878	65	3%
Income from operations	291	170	121	71%

Interest expense	73	81	(8)	(10)%
Interest income	(6)	(9)	3	(33)%
Interest expense, net	67	72	(5)	(7)%

Loss on early extinguishment of debt	1	18	(17)	(94)%
Income before income taxes	223	80	143	179%
Income tax expense	75	53	22	42%
Net income	$148	$27	$121	448%

Earnings per share - basic (1)	$1.11	$0.24	$0.87	363%
Earnings per share - diluted (1)	$1.08	$0.24	$0.84	350%

Weighted average shares - basic	133.9	110.3
Weighted average shares - diluted	136.8	114.7

(1) Earnings per share is calculated using whole dollars and shares.
NM - Not meaningful

USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s consolidated condensed financial statements presented on a GAAP basis, the Company uses three key business measures as indicators of the Company’s performance: sales growth, comparable sales growth, and average restaurant sales.  These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system. System-wide data represent measures for both Company-owned and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis. References to fiscal 2006 and fiscal 2007 are to the fiscal years ended June 30, 2006 and 2007, respectively.

The Company also provides certain non-GAAP financial measures including franchise sales, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per share. Franchise sales refer to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes that EBITDA is a useful measure as it incorporates certain operating drivers of the Company’s business such as sales growth, operating costs, selling, general and administrative expenses and other income and expense. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management.  EBITDA is also one of the measures used by the Company to calculate incentive compensation for management and corporate-level employees.

Adjusted EBITDA for fiscal 2007 excludes the effects of costs associated with the termination of the Company’s lease for a new headquarters facility, which the Company had proposed to build in Coral Gables, FL (“lease termination costs”). Adjusted EBITDA for fiscal 2006 excludes the effects of: (a) the compensatory make-whole payment made to holders of options and restricted stock unit awards in February 2006 (the “compensatory make-whole payment”); (b) the fee paid to Texas Pacific Group, Bain Capital Partners and the Goldman Sachs Funds (“the Sponsors”) to terminate our management agreement with them upon completion of our initial public offering in May 2006 (“management agreement termination fee”); (c) our European and Asian business realignment costs; (d)  quarterly management fees paid to the Sponsors under the management agreement (“management fees”); and (e) executive severance.

While EBITDA and adjusted EBITDA are not recognized measures under GAAP, management uses these non-GAAP financial measures to evaluate and forecast the Company’s business performance. These non-GAAP measures have certain material limitations, including:

▪
they do not include interest expense. Because we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore, any measure that excludes interest expense has material limitations;

▪
they do not include depreciation and amortization expenses. Because we use capital assets, depreciation and amortization is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation and amortization expenses has material limitations; and

▪	they do not include provision for taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations.

Management believes that these non-GAAP measures provide both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. EBITDA and adjusted EBITDA are not intended to be measures of liquidity or cash flows from operations nor measures comparable to net income (loss) as they do not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.

Adjusted net income for fiscal 2007 excludes the after tax effects of the lease termination costs. Adjusted net income for fiscal 2006 excludes the after tax effects of: (a) the compensatory make-whole payment; (b) the management agreement termination fee; (c) our European and Asian business realignment costs; (d) the management fees; (e) executive severance; (f) the loss on early extinguishment of debt; and (g) interest expense on the $350 million loan paid off with the proceeds of our initial public offering.  Adjusted income tax expense for the three and twelve months ended June 30, 2007 is calculated by using the Company’s actual tax rate for all items with the exception of the unusual item to which a U.S. rate of 37% has been applied. Adjusted income tax expense for the three and twelve months ended June 30, 2006 is calculated by using the Company’s actual tax rate and excluding the tax effects of unusual items, resulting in an adjusted effective tax rate of 40%. Adjusted earnings per share is calculated using adjusted net income divided by adjusted shares outstanding, which for the three and twelve months ended June 30, 2006, reflect weighted average shares at the time of the Company’s initial public offering in May 2006. These non-GAAP measures allow management to measure performance on a more comparable basis.

Non–GAAP Reconciliations
(Unaudited)
(In millions except per share data)
Reconciliations for EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per share are as follows:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
EBITDA and adjusted EBITDA

Net income (loss)	$36	$(10)	$148	$27
Interest expense, net	16	19	67	72
Loss on early extinguishment of debt	-	4	1	18
Income tax expense	20	1	75	53
Depreciation and amortization	24	25	89	88
EBITDA	96	39	380	258
Adjustments:
Lease termination costs	7	-	7	-
Compensatory make-whole payment	-	-	-	34
Management agreement termination fee	-	30	-	30
European and Asian business realignment costs	-	7	-	10
Management fees	-	1	-	9
Executive severance	-	5	-	5
Total adjustments	7	43	7	88
Adjusted EBITDA	$103	$82	$387	$346

Adjusted net income

Net income (loss)	$36	$(10)	$148	$27
Income tax expense	20	1	75	53
Income (loss) before income taxes	56	(9)	223	80
Adjustments:
Lease termination costs	7	-	7	-
Compensatory make-whole payment	-	-	-	34
Management agreement termination fee	-	30	-	30
European and Asian business realignment costs	-	7	-	10
Management fees	-	1	-	9
Executive severance	-	5	-	5
Loss on early extinguishment of debt	-	4	-	18
Interest on $350 million loan paid off at IPO	-	3	-	6
Total adjustments	7	50	7	112

Adjusted income before taxes	63	41	230	192

Adjusted income tax expense (1)	23	16	78	77

Adjusted net income	$40	$25	$152	$115

Adjusted earnings per share
Shares outstanding - diluted	137.6	120.4	136.8	114.7
Adjusted shares outstanding - diluted (2)	137.6	135.5	136.8	135.5

Earnings (loss) per share- diluted (3)	$0.26	$(0.08)	$1.08	$0.24
Adjusted earnings per share- diluted (4)	$0.29	$0.18	$1.11	$0.85

(1)
Adjusted income tax expense for the three and twelve months ended June 30, 2007 is calculated by using the Company's actual tax rate for all items with the exception of  the  unusual item to which a U.S federal and state tax rate of 37% has been applied. Adjusted income tax expense for the three and twelve months ended June 30, 2006 is calculated by using the Company's actual tax rate and excluding the tax effects of unusual items, resulting in an adjusted effective tax rate of approximately 40%.

(2)	Adjusted shares outstanding for the three and twelve months ended June 30, 2006 reflect weighted average shares at the time of the Company's initial public offering in May 2006.
(3)	Earnings (loss) per share is calculated using whole dollars and shares outstanding.
(4)	Adjusted earnings per share is calculated using adjusted net income divided by adjusted shares outstanding.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales growth	Refers to the change in restaurant sales in one period from a comparable period for restaurants that have been open for thirteen months or longer, excluding the impact of foreign currency translation.

Sales growth	Refers to the change in restaurant sales from one period to another, excluding the impact of foreign currency translation.

Average restaurant sales	Refers to the average restaurant sales for the defined period. It is calculated as the total sales averaged over total store months for all restaurants open during that period.

Worldwide	Refers to measures for all geographic locations on a combined basis.

System or system-wide	Refers to measures for both Company-owned and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

Franchise sales
Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists only of sales from Company-owned restaurants.

Franchise revenues	Consists primarily of royalties and franchise fees.

Property revenues	Includes property income from restaurants that the Company leases or subleases to franchisees.

Company restaurant expenses
Consists of all costs necessary to manage and operate Company-owned restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other costs to operate Company-owned restaurants.

Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses.

Property expenses	Includes rent and depreciation expense related to properties subleased to franchisees and the cost of building and equipment leased to franchisees.

Selling, general and administrative expenses (SG&A)
Comprises (a) selling expenses, which include advertising and bad debt expense, (b) general and administrative expenses, which include costs of field management for Company-owned and franchise restaurants and corporate overhead, including corporate salaries and facilities, and (c) amortization of intangible assets.

Other operating (income) expense, net
Includes (income) and expenses that are not directly derived from the Company’s primary business and the impact of foreign currency transaction gains and losses.  Expenses also include write-offs associated with Company restaurant closures and other asset write-offs.

Burger King Holdings, Inc. and Subsidiaries
Supplemental Information
Three and Twelve Months Ended June 30, 2007

SUPPLEMENTAL INFORMATION

The purpose of this exhibit is to provide additional information related to Burger King Holdings, Inc.’s results for the three and twelve month periods ended June 30, 2007.

Our business operates in three reporting business segments: (1) the United States (U.S.) and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.

Seasonality

Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year.

Revenues (Dollars in millions)

Revenues consist of Company restaurant revenues, franchise revenues, and property revenues.

	Three Months Ended June 30,			Twelve Months Ended June 30,
			% Increase			% Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)
Company restaurant revenues:	Unaudited
U.S. & Canada	$281	$271	4%	$1,082	$1,032	5%
EMEA/APAC	136	109	25%	515	428	20%
Latin America	16	14	14%	61	56	9%
Total Company restaurant revenues	433	394	10%	1,658	1,516	9%
Franchise revenues:
U.S. & Canada	78	70	11%	284	267	6%
EMEA/APAC	37	32	16%	135	119	13%
Latin America	11	9	22%	41	34	21%
Total franchise revenues	126	111	14%	460	420	10%
Property revenues:
U.S. & Canada	22	21	5%	85	83	2%
EMEA/APAC	9	7	29%	31	29	7%
Latin America	-	-	0%	-	-	0%
Total property revenues	31	28	11%	116	112	4%
Total revenues:
U.S. & Canada	381	362	5%	1,451	1,382	5%
EMEA/APAC	182	148	23%	681	576	18%
Latin America	27	23	17%	102	90	13%
Total revenues	$590	$533	11%	$2,234	$2,048	9%

Total Revenues

Total revenues increased for the three and twelve months ended June 30, 2007, due to positive worldwide comparable sales of 4.4% and 3.4%, respectively, as well as the opening of 154 new restaurants (net of closures) and the acquisition of 49 franchise restaurants (net of  Company-owned restaurants sold, referred to as “refranchisings”) during fiscal 2007. The 49 net acquisitions of franchise restaurants include 33 acquired (net of refranchisings) in the United Kingdom (U.K.). Revenues during the three and twelve months ended June 30, 2007 also reflect $13 million and $50 million, respectively, of favorable impact from the movement in foreign currency exchange rates. These amounts represent 23% and 27% of the total increase in revenues for the three and twelve months ended June 30, 2007, respectively. The favorable impact on revenues from exchange rates was substantially offset by the unfavorable impact of exchange rates on Company restaurant expenses and selling, general and administrative expenses, resulting in an insignificant impact for the three months ended June 30, 2007 and a net favorable impact of $1 million for fiscal 2007.

U.S. & Canada

Revenues in U.S. and Canada increased for the three and twelve months ended June 30, 2007, driven by positive comparable sales of 4.8% and 3.6%, respectively, and from the acquisition of 18 franchise restaurants (net of refranchisings) during fiscal 2007. The number of restaurants in the U.S. and Canada decreased during fiscal 2007 by 46 reflecting 92 openings offset by the closure of 138 restaurants, most of which were underperforming. The favorable impact on revenues from foreign currency exchange rates in Canada for the three and twelve months ended June 30, 2007 was $1 million and $4 million, respectively.

EMEA/APAC

The increase in revenues in EMEA/APAC for the three and twelve months ended June 30, 2007, was driven primarily by 105 new restaurant openings (net of closures) and the acquisition of 31 franchise restaurants (net of refranchisings) during fiscal 2007, most of which were in the U.K. The increase in revenues was also attributable to positive comparable sales of 4.1% and 3.0% for the three and twelve months ended June 30, 2007, respectively, reflecting continued strength in the segment including significant improvement in the U.K. during the last seven months as a result of the continued focus on fresh, high quality offerings such as the Aberdeen Angus burger and ongoing operational improvements. EMEA/APAC revenues were also favorably impacted by foreign currency exchange rates in the amount of $12 million and $47 million for the three and twelve months ended June 30, 2007, respectively.

Latin America

Revenues in Latin America increased for the three and twelve months ended June 30, 2007, primarily due to 95 new restaurant openings (net of closures) during fiscal 2007, representing a 12% increase in restaurants compared to fiscal 2006. Positive comparable sales of 1.5% and 3.5% for the three and twelve months ended June 30, 2007, respectively, also contributed to the increase in revenues. The impact from foreign currency exchange rates in Latin America for the three months ended June 30, 2007 was not significant. The unfavorable impact on revenues from foreign currency exchange rates in Latin America during fiscal 2007 was $1 million.

Additional information regarding the key performance measures discussed above is as follows:

Key Revenue Performance Measures

	As of June 30,
			Increase/
	2007	2006	(Decrease)
Number of Company restaurants:	(Unaudited)
U.S. & Canada	897	878	19
EMEA/APAC	329	293	36
Latin America	77	69	8
Total	1,303	1,240	63

Number of franchise restaurants:
U.S. & Canada	6,591	6,656	(65)
EMEA/APAC	2,563	2,494	69
Latin America	826	739	87
Total	9,980	9,889	91

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006
Comparable sales growth:	(In constant currencies)
U.S. & Canada	4.8%	2.0%	3.6%	2.5%
EMEA/APAC	4.1%	0.2%	3.0%	0.0%
Latin America	1.5%	5.0%	3.5%	2.5%
Total worldwide	4.4%	1.7%	3.4%	1.9%

Sales growth:
U.S. & Canada	4.8%	(1.1)%	3.0%	0.2%
EMEA/APAC	11.9%	4.0%	7.9%	5.0%
Latin America	11.5%	14.0%	13.3%	13.0%
Total worldwide	7.0%	1.0%	4.9%	2.1%
		(In actual currencies)
Worldwide average restaurant sales (In thousands)	$311	$289	$1,193	$1,126

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2007	2006	% Increase/ (Decrease)	2007	2006	% Increase/ (Decrease)
Franchise sales: (Dollars in millions)	(Unaudited)
U.S. & Canada	$2,008	$1,914	5%	$7,699	$7,483	3%
EMEA/APAC	817	695	18%	3,075	2,715	13%
Latin America	208	187	11%	800	705	13%
Total worldwide	$3,033	$2,796	8%	$11,574	$10,903	6%

Company Restaurant Margin (Dollars in millions)

	Percent of Revenues (1)		Amount
Three Months Ended June 30,	2007	2006	2007	2006	% Increase/ (Decrease) (1)
Company restaurants:			(Unaudited)
U.S. & Canada	15.8%	15.5%	$44	$42	6.2%
EMEA/APAC	11.6%	12.6%	$16	$13	13.8%
Latin America	25.9%	25.5%	$4	$4	13.9%
Total	14.8%	15.0%	$64	$59	8.4%

(1) Calculated using dollars expressed in hundreds of thousands.

	Percent of Revenues (1)		Amount
Twelve Months Ended June 30,	2007	2006	2007	2006	% Increase/ (Decrease) (1)
Company restaurants:			(Unaudited)
U.S. & Canada	15.3%	14.1%	$166	$146	14.0%
EMEA/APAC	13.0%	13.9%	$67	$59	12.5%
Latin America	25.9%	26.6%	$16	$15	8.3%
Total	15.0%	14.5%	$249	$220	13.1%

(1) Calculated using dollars expressed in hundreds of thousands.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
Company restaurant expenses as a percentage of revenues: (1)	2007	2006	2007	2006
Food, paper and product costs	30.6%	29.9%	30.1%	31.0%
Payroll and employee benefits	29.7%	29.4%	29.7%	29.4%
Occupancy and other operating costs	24.9%	25.7%	25.2%	25.1%

Total Company restaurant expenses	85.2%	85.0%	85.0%	85.5%

(1) Calculated using dollars expressed in the hundreds of thousands.

Total Company Restaurant Margin

Total Company restaurant margin increased by $5 million and $29 million or by 8.4% and 13.1% for the three and twelve months ended June 30, 2007, respectively, as a result of positive worldwide Company comparable sales and an increase in the number of Company restaurants. As a percentage of revenues, Company restaurant margin decreased by 0.2 percentage points for the three months ended June 30, 2007, primarily from an increase in food and packaging costs associated with promotions for Spider-Man™ 3 and late night hours in the U.S and Canada and an increase in labor costs in EMEA. Higher food, paper and product costs in the U.S. and Canada during the quarter were offset by a reduction in labor and occupancy and other operating costs. As a percentage of revenues, Company restaurant margin improved by 0.5 percentage points in fiscal 2007 primarily due to lower food, paper and product costs in the first nine months of fiscal 2007, and sales of higher margin products partially offset by increases in the cost of labor and occupancy and other operating costs in EMEA.

U.S. & Canada

Company restaurant margin increased by 6.2% and 14.0% in the U.S. and Canada for the three and twelve months ended June 30, 2007, respectively. The increase in margin for the twelve months reflects an increase in Company comparable sales for the U.S. and Canada and the number of Company restaurants. As a percentage of revenues, Company restaurant margin improved by 0.3 and 1.2 percentage points for the three and twelve months ended June 30, 2007, respectively. The improvement in margin as a percentage of revenues during the three months ended June 30, 2007 reflects a reduction in casualty related losses and accelerated depreciation on broilers in the prior year offset by an increase in the cost of commodities and food and packaging costs associated with promotions for Spider-Man™ 3  and late night hours. The improvement in margin as a percentage of revenues for the twelve months reflects sales of higher margin products and the overall lower cost of beef and tomatoes for most of the year, as well as a reduction in casualty related losses and accelerated depreciation on broilers in the prior year, partially offset by inflationary increases in salaries and wages.

EMEA/APAC

Company restaurant margin increased by 13.8% and 12.5% in EMEA/APAC for the three and twelve months ended June 30, 2007, respectively, as a result of positive comparable sales in EMEA/APAC and an increase in the number of Company restaurants. Company restaurant margin as a percentage of revenues decreased in EMEA/APAC by 1.0 and 0.9 percentage points for the three and twelve months ended June 30, 2007, respectively, due to general wage increases, the impact from acquisitions and closures of Company restaurants in the U.K., an increase in labor costs from the acquisitions of underperforming restaurants in the U.K., and increased utility costs across all major markets within EMEA. These decreases were partially offset by improvements from sales of higher margin products such as combo meals and the Aberdeen Angus burger.

Latin America

Company restaurant margin increased by 13.9% and 8.3% in Latin America for the three and twelve months ended June 30, 2007, respectively, as a result of positive Company comparable sales in Latin America and an increase in Company restaurants. As a percentage of revenues, Company restaurant margin in Latin America increased by 0.4 and decreased by 0.7 percentage points for the three and twelve months ended June 30, 2007, respectively, reflecting an increase in occupancy costs such as utilities, property taxes, and repair and maintenance costs. The impact during the three months ended June 30, 2007 from the increase in occupancy costs was partially offset by favorability in the cost of food and labor as a percentage of revenues.

Selling, General and Administrative Expenses (Dollars in millions)

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2007	2006	% Increase/ (Decrease)	2007	2006	% Increase/ (Decrease)
	(Unaudited)
Selling Expenses	$20	$19	5%	$83	$72	15%
General and Administrative Expenses	108	116	(7)%	391	416	(6)%
Total Selling, General and Administrative Expenses	$128	$135	(5)%	$474	$488	(3)%

Selling expenses increased by $1 million for the three months ended June 30, 2007 compared to the same period in the prior year. The increase in selling expenses for the quarter is primarily attributable to sales promotions and advertising expenses generated by higher Company restaurant revenues.

Selling expenses increased by $11 million in fiscal 2007, compared to fiscal 2006. This increase includes $9 million of additional sales promotions and advertising expenses generated by higher Company restaurant revenues, and $7 million related to incremental contributions made by the Company to the marketing fund in the U.K. and Germany, offset by a $5 million recovery of bad debt. The incremental contribution to the marketing fund in the U.K. was used to improve brand recognition in that market and to introduce new premium products with commercials such as the “Manthem”, and the HAVE IT YOUR WAY® brand promise, and promotions for the ₤1.99 WHOPPER® sandwich and Aberdeen Angus burger. The overall increase in selling expenses during fiscal 2007 of $11 million also includes the unfavorable impact of approximately $3 million from the movement in foreign currency exchange rates.

General and administrative expenses decreased by $8 million to $108 million for the three months ended June 30, 2007, compared to the same period in the prior year. This decrease was primarily driven by a reduction in severance and relocation expenses of $5 million, a reduction in operating expenses of $3 million primarily from non-recurring gift card start up costs incurred in fiscal 2006, and a reduction in professional fees of $2 million primarily from non-recurring business realignment costs, offset by an increase in corporate salary and fringe benefits of $2 million. The overall decrease of $8 million also includes the unfavorable impact of $3 million from the movement in foreign currency exchange rates.

General and administrative expenses decreased by $25 million to $391 million in fiscal 2007 compared to fiscal 2006. This decrease was primarily driven by a non-recurring compensatory make-whole payment of $34 million in the prior year, and by a reduction in severance and relocation expenses of $3 million, offset by $4 million in professional fees including $1 million of expenses related to the secondary offering by private equity funds controlled by the Sponsors, $5 million of stock-based compensation, an increase in corporate salary, fringe benefits and other costs of $7 million. The overall decrease of $25 million also includes the unfavorable impact of approximately $8 million from the movement in foreign currency exchange rates.

Other Operating (Income) Expense, Net

Other operating expense, net for the three months ended June 30, 2007 was $5 million, compared to $3 million for the same period in the prior year. The $5 million of other operating expense, net for the three months ended June 30, 2007 includes $7 million in costs associated with the termination of the Company’s lease for a new headquarters facility, which the Company had proposed to build in Coral Gables, FL, and $1 million in litigation reserves offset by a net gain of $1 million from the disposal of assets, and a gain of $2 million from forward currency contracts used to hedge intercompany loans denominated in foreign currencies. The $3 million of other operating expense, net for the three months ended June 30, 2006 included $2 million of closed restaurant expenses in the U.K. and the U.S.

Other operating income, net in fiscal 2007 was $1 million, compared to $2 million in fiscal 2006. The $1 million of other operating income, net in fiscal 2007 includes a net gain of $5 million from the disposal of assets, a gain of $7 million from forward currency contracts used to hedge intercompany loans denominated in foreign currencies offset by $7 million in cost associated with the termination of the lease for a new headquarters facility, which the Company had proposed to build in Coral Gables, FL, $2 million in litigation reserves, and $3 million in franchise workout costs. The $2 million of other operating income, net for the twelve months ended June 30, 2006 included a gain of $3 million from the disposal of assets including the termination of unfavorable leases in the U.S., Canada, and the U.K., a $2 million gain from the recovery of an investment in franchisee debt, and a $1 million recovery from an investment in a joint venture in New Zealand that has since been dissolved. These gains were offset by $4 million of closed restaurant expenses in the U.K. and the U.S.

Income from Operations (by Segment) (Dollars in millions)

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2007	2006	% Increase / (Decrease)	2007	2006	% Increase / (Decrease)
	(Unaudited)
U.S. & Canada	$87	$76	14%	$336	$295	14%
EMEA/APAC	11	11	0%	54	62	(13)%
Latin America	9	7	29%	35	29	21%
Unallocated	(35)	(80)	(56)%	(134)	(216)	(38)%
Total	$72	$14	414%	$291	$170	71%

Interest Expense, Net

Interest expense, net decreased by $3 million during the three months ended June 30, 2007, compared to the same period in the prior year reflecting a decrease in interest expense of $5 million offset by a decrease in interest income of $2 million. The $5 million decrease in interest expense was due to a reduction in the amount of borrowings outstanding. An increase in rates paid on borrowings during the period was offset by the benefit of interest rate swaps. The decrease in interest income of $2 million is due to a reduction in the amount of interest earning cash equivalents combined with a reduction in yields.

Interest expense, net decreased by $5 million during fiscal 2007 compared to fiscal 2006, reflecting a decrease in interest expense of $8 million offset by a decrease in interest income of $3 million. The decrease in interest expense is primarily due to a reduction in the amount of borrowings outstanding, which reduced interest expense by $12 million in fiscal 2007 compared to the prior year. An increase in rates paid on borrowings increased interest expense by $10 million during the period, partially offset by the benefit from interest rate swaps of $6 million. The decrease in interest income of $3 million is due to a reduction in the amount of interest earning cash equivalents combined with a reduction in yields.

Income Taxes

Income tax expense was $20 million during the three months ended June 30, 2007. Our effective tax rate was 35.7% for the quarter, which included the tax benefits realized from an operational realignment of our European and Asian businesses, which became effective July 1, 2006. In addition, we received additional benefits during the three months ended June 30, 2007 from the reduction in tax accruals primarily due to the resolution of certain tax audit matters. Income tax expense for the three months ended June 30, 2006 was approximately $1 million, primarily related to tax contingencies and valuation allowances.

Income tax expense was $75 million during the fiscal year ended June 30, 2007. Compared to the prior fiscal year, our effective tax rate decreased approximately 33 percentage points to 33.6%, primarily as a result of tax benefits realized from an operational realignment of our European and Asian businesses and from the reduction in tax accruals due to the resolution of certain tax audit matters.

Restaurant Information

	Twelve Months Ended June 30, 2007

	U.S. & Canada	EMEA/APAC	Latin America	Worldwide
Company:
Beginning of Period	878	293	69	1,240
Openings	10	20	8	38
Closings	(9)	(15)	-	(24)
Acquisitions, net (1)	18	31	-	49
Ending Balance	897	329	77	1,303
Franchise:
Beginning of Period	6,656	2,494	739	9,889
Openings	82	231	90	403
Closings	(129)	(131)	(3)	(263)
Acquisitions, net (1)	(18)	(31)	-	(49)
Ending Balance	6,591	2,563	826	9,980
System:
Beginning of Period	7,534	2,787	808	11,129
Openings	92	251	98	441
Closings	(138)	(146)	(3)	(287)
Acquisitions, net (1)	-	-	-	-
Ending Balance	7,488	2,892	903	11,283

(1) Net of refranchisings.

	Twelve Months Ended June 30, 2006

	U.S. & Canada	EMEA/APAC	Latin America	Worldwide
Company:
Beginning of Period	844	283	60	1,187
Openings	4	10	9	23
Closings	(10)	(4)	-	(14)
Acquisitions, net (1)	40	4	-	44
Ending Balance	878	293	69	1,240
Franchise:
Beginning of Period	6,876	2,373	668	9,917
Openings	55	191	80	326
Closings	(235)	(66)	(9)	(310)
Acquisitions, net (1)	(40)	(4)	-	(44)
Ending Balance	6,656	2,494	739	9,889
System:
Beginning of Period	7,720	2,656	728	11,104
Openings	59	201	89	349
Closings	(245)	(70)	(9)	(324)
Acquisitions, net (1)	-	-	-	-
Ending Balance	7,534	2,787	808	11,129

(1) Net of refranchisings.